UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 15, 2006

The Hartford Financial Services Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Hartford Plaza, Hartford, Connecticut		06115-1900
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	860-547-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On June 15, 2006, The Hartford Financial Services Group, Inc. (the "Company") issued a press release announcing that it had entered into an agreement with Equitas and all Lloyd’s syndicates reinsured by Equitas that resolves, with minor exception, all of the Company’s ceded and assumed domestic reinsurance exposures with Equitas, including the Company’s reinsurance recoveries from Equitas under the Company’s Blanket Casualty Treaty (the "Equitas Settlement"). A copy of the press release is attached hereto as Exhibit 99.l and is incorporated herein by reference.

The Company is filing this Current Report on Form 8-K to provide supplemental information relating to the Equitas Settlement and the Company’s second quarter reserve studies described in the press release.

In conducting the evaluation of its reinsurance recoverables and its allowance for uncollectible reinsurance, the Company used its most recent detailed evaluations of ceded liabilities reported in the Other Operations segment, including its estimate of future claims, the reinsurance arrangements in place and the years of potential reinsurance available. The Company also analyzed the overall credit quality of the Company’s reinsurers, recent trends in arbitration and litigation outcomes in disputes between cedants and reinsurers, and recent developments in commutation activity between reinsurers and cedants. The Company also considered the effect of the Equitas Settlement on the collectibility of amounts due from other upper-layer reinsurers under the Blanket Casualty Treaty. The estimated allowance for uncollectible reinsurance reflects management’s current estimate of reinsurance cessions that may be uncollectible in the future due to reinsurers’ unwillingness or inability to pay, and contemplates recoveries under ceded reinsurance contracts and settlements of disputes that could be different from the ceded liabilities.

The Company currently expects to perform its regular comprehensive review of Other Operations reinsurance recoverables at least annually. Uncertainties regarding the factors that affect the allowance for uncollectible reinsurance could cause the Company to change its estimates, and the effect of these changes could be material to the Company’s consolidated results of operations or cash flows.

During the second quarter of 2006, the Company also completed an asbestos reserve evaluation. As part of this evaluation, the Company reviewed all of its open direct domestic insurance accounts exposed to asbestos liability as well as assumed reinsurance accounts and certain closed accounts. The Company also examined its London Market exposures for both direct insurance and assumed reinsurance. The evaluation did not indicate any additions to the overall required asbestos reserves. The Company currently expects to continue to perform an evaluation of its asbestos liabilities annually.

After giving effect to the Equitas Settlement, the Company’s recorded gross reinsurance recoveries of asbestos and pollution losses under the Blanket Casualty Treaty as of June 30, 2006 will be approximately $188 million. The Company’s second quarter evaluation of its reinsurance recoverables associated with older, long-term casualty liabilities reported in the Other Operations took into account the effect of the Equitas Settlement on the collectibility of amounts due from other upper-layer reinsurers under the Blanket Casualty Treaty. The Company estimates that the allowance for all uncollectible reinsurance recoverables in the Other Operations segment as of June 30, 2006 will be between $320 million and $340 million.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.

99.1 Press Release of The Hartford Financial Services Group, Inc., dated June 15, 2006

As provided in General Instruction B.2 of Form 8-K, the information contained in this Form 8-K shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hartford Financial Services Group, Inc.

June 15, 2006	By:	/s/ Neal S. Wolin

Name: Neal S. Wolin
Title: Executive Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

99	Press Release